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                                                                     EXHIBIT 5.1


                                  July 7, 2000


Chesapeake Energy Corporation
6100 North Western Avenue
Oklahoma City, OK  73118

         Re:      Registration Statement on Form S-1

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-1 to be filed by you with the Securities and Exchange Commission on or about July 7, 2000. The Registration Statement covers the offer and sale of 20,000,000 shares (the "Shares") of common stock, par value $.01 per share, of Chesapeake Energy Corporation (the "Company"), including 9,468,985 shares to be resold by the selling shareholders (the "Selling Shareholder Shares") as provided in the Prospectus contained in the Registration Statement and an indeterminate number of shares which may be issued (i) to the selling shareholders upon a purchase price adjustment pursuant to Section 10.1 of the purchase agreements filed as Exhibits 2.1, 2.2, 2.3 and 2.4 to the Registration Statement and (ii) to holders of 14 1/8% Series B Senior Secured Discount Notes due 2006 of Gothic Energy Corporation. We have also examined your Certificate of Incorporation, Bylaws and your minute books and other corporate records, and have made such other investigation as we have deemed necessary in order to render the opinions expressed herein.

         Based on the foregoing, we are of the opinion that the Selling Shareholder Shares have been legally issued and are fully paid and nonassessable, and the balance of the Shares, when issued in accordance with the terms authorized by the Board of Directors, will be legally issued, fully paid and nonassessable, in accordance with the Oklahoma General Corporation Act.

         Consent is hereby given for the inclusion of this opinion as part of the Registration Statement.

                                             Very truly yours,


                                             /s/ WINSTEAD SECHREST & MINICK P.C.

                                             WINSTEAD SECHREST & MINICK P.C.